Exhibit 10.23

DIRECTOR NOMINATION AGREEMENT

This Director Nomination Agreement (the “Agreement”) is made and entered into as of January 15, 2014, by and among Ekso Bionics, Inc. (the “Company”), Ekso Bionics Holdings, Inc. (f/k/a PN Med Group Inc.)(“Parent”), and CNI Commercial LLC (“CNI”).

WHEREAS, pursuant to that certain Amended and Restated Voting Agreement, dated as of May 30, 2013, by and among the Company and the investors listed on Schedules A and B thereto (the “Voting Agreement”), CNI has the right to designate two Series B Directors (as defined in the Voting Agreement) to the Company’s Board of Directors;

WHEREAS, the Company intends to enter into an Agreement and Plan of Merger (the “Merger Agreement”) pursuant to which Ekso Acquisition Corp., a Delaware corporation and wholly-owned subsidiary of Parent (“Merger Sub”), will merge with and into the Company and the Company will become a wholly-owned subsidiary of Parent (the “Merger”);

WHEREAS, in connection with the Merger, the Company intends to terminate the Voting Agreement, and

WHEREAS, in consideration of CNI’s agreement to terminate the Voting Agreement, the Company is willing to grant CNI the director designation rights set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

1.           Nomination of CNI Director. From and after the effective time of the Merger as set forth in the Certificate of Merger filed with the Delaware Secretary of State in connection with the closing of the Merger and until (a) CNI ceases to own or control shares of common stock of Parent, par value $0.001 per share (the “Common Stock”), representing at least 10% of the issued and outstanding shares of Common Stock or (b) any of the shares of Common Stock issued to CNI in connection with the Merger cease to be subject to a contractual lock-up agreement with Parent restricting CNI’s right to sell such shares, whichever is earlier, (i) CNI shall have the right to nominate for election to the Board of Directors of Parent one (1) director who is reasonably acceptable to the Board of Directors of Parent (the “CNI Nominee”) and (ii) Parent shall include, and shall use its best efforts to cause the Board of Directors of Parent (whether acting through a nominating committee of the Board of Directors of otherwise) to include, in the slate of nominees recommended to the stockholders of Parent for election as a director at any annual or special meeting of stockholders of Parent at or by which directors of Parent are to be elected, the CNI Nominee.

2.           Initial CNI Nominee. The initial CNI Nominee shall be Dan Boren.

3.           Vacancies. Any vacancy on the Board of Directors of Parent arising through the death, resignation or removal of the CNI Nominee who was nominated to the Board of Directors of Parent pursuant to Section 1 may be filled by the Board only with a CNI Nominee, and the director so chosen shall hold office until the next election and until his or her successor is duly elected and qualified, or until his or her earlier death, resignation or removal.

4.           General.

(a)  Successors and Assigns. This Agreement may not be assigned by either party without the prior written consent of the other party. Subject to the foregoing limitation, all rights hereunder shall inure to the benefit of the parties hereto, their personal or legal representatives, heirs, successors and permitted assigns.

(b)  Entire Agreement. This Agreement contains the entire agreement between the parties with respect to the subject matter hereof and thereof and supersedes all prior and contemplated arrangements and understandings with respect thereto.

(c)  Counterparts. This Agreement may be signed in counterparts, each of which shall constitute an original and all of which together shall constitute one and the same Agreement. Signature pages to this Agreement may be delivered by facsimile transmission or in electronic format as .pdf with the same effect as if the signatory had delivered its original signature page to the receiving party.

(d)  Governing Law. This Agreement and the legal relations hereunder between the parties hereto shall be governed by and construed in accordance with the laws of the State of Delaware applicable to contracts made and performed therein, without giving effect to the principles of conflicts of law thereof.

(e)  Invalidity of Provision. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid, but if any provision of this Agreement is held to be invalid or unenforceable in any respect, such invalidity or unenforceability shall not render invalid or unenforceable any other provision of this Agreement.

(f)  Further Assurances. Each party hereto shall do and perform or cause to be done and performed all such further acts and things and shall execute and deliver all such other agreements, certificates, instruments and documents as any other party hereto reasonably may request in order to carry out the intent and accomplish the purposes of this Agreement and the consummation of the transactions contemplated hereby.

(g)  Amendments and Waivers. The provisions of this Agreement may be amended at any time and from time to time, and particular provisions of this Agreement may be waived or modified, with and only with an agreement or consent in writing signed by each of the parties hereto. Waiver by any party hereto of any breach or default by the other party of any of the terms of this Agreement shall not operate as a waiver of any other breach or default, whether similar to or different from the breach or default waived. No waiver of any provision of this Agreement shall be implied from any course of dealing between the parties hereto or from any failure by either party to assert its or his or her rights hereunder on any occasion or series of occasions.

(h)  Enforcement. Each of the parties hereto agrees that in the event of a breach of any provision of this Agreement, the aggrieved party may elect to institute and prosecute proceedings in any court of competent jurisdiction to enforce specific performance or to enjoin the continuing breach of this Agreement. Such remedies, however, shall be cumulative and not exclusive, and shall be in addition to any other remedy which any party hereto may have.

(i)  Jurisdiction. In any judicial proceeding involving any dispute, controversy or claim arising out of or relating to this Agreement, each of the parties hereto irrevocably and unconditionally submits to the non-exclusive jurisdiction and venue of any United States District Court located in the State of Delaware, or of the Court of Chancery of the State of Delaware, and the appellate courts to which orders and judgments thereof may be appealed. In any such judicial proceeding, each of the parties hereto agrees that in addition to any method for the service of process permitted or required by such courts, to the fullest extent permitted by law, service of process may be made by deliver provided pursuant to the directions in Section 4(j). EACH OF THE PARTIES HEREBY WAIVES TRIAL BY JURY IN ANY JUDICIAL PROCEEDING INVOLVING ANY DISPUTE, CONTROVERSY OR CLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT.

(j)   Notice. All notice, requests, demands, waivers, consents and other communications required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been duly given if (i) delivered personally, (ii) mailed by certified or registered mail with postage prepaid, (iii) sent by next-day or overnight mail or delivery with proof of receipt maintained or (iv) sent by fax, to the following addresses (or to such other address as the party entitled to notice shall hereafter designate in accordance with the terms hereof):

If to Parent or the Company:	Copy to (which copy shall not constitute notice hereunder):

Ekso Bionics Holdings, Inc. or	Gottbetter & Partners, LLP
Ekso Bionics, Inc.	488 Madison Avenue, 12th Floor
1414 Harbour Way South, Suite 1201	New York, NY 10022
Richmond, California 94804	Attention: Adam S. Gottbetter, Esq.
Attn: Nathan Harding, CEO	Facsimile: (212) 400-6901
Facsimile: (510) 927-2647
And

Nutter, McClennen & Fish LLP
155 Seaport Blvd.
Boston, MA 02210
Attn: Michelle L. Basil
Facsimile: (617) 310-9477

If to CNI:	Copy to (which copy shall not constitute notice hereunder):

CNI Commercial LLC	McAfee & Taft
2020 Lonnie Abbott Blvd.	10th Floor, Two Leadership Square
Ada, OK 74820	211 N. Robinson
Attn: Patrick Neeley	Oklahoma City, OK 73102
Facsimile: (580) 559-0635	Attn: Mike Blake
Facsimile: (405) 228-7317

All such notices, requests, demands, waivers, consents and other communications shall be deemed to have been received (A) if by personal delivery, on the day delivered, (B) if by certified or registered mail, on the fifth business day after the mailing thereof, (C) if by next-day or overnight mail or delivery, on the day delivered, or (D) if by fax, on the day delivered, provided that such delivery is confirmed.

5.          Termination. This Agreement shall terminate upon the earliest of (i) termination of the Merger Agreement, (ii) the date CNI ceases to own or control shares of Common Stock representing at least 10% of the issued and outstanding shares of Common Stock or (iii) the date all of the shares of Common Stock issued to CNI in connection with the Merger cease to be subject to a contractual lock-up agreement with Parent restricting CNI’s right to sell such shares.

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IN WITNESS WHEREOF, the parties hereto have executed this Director Nomination Agreement on the day and year first above written.

Ekso Bionics, Inc.

By:	/s/ Max Scheder-Bieschin
Name: Max Scheder-Bieschin
Title: Chief Financial Officer

Ekso Bionics Holdings, Inc.

By:	/s/ Max Scheder-Bieschin
Name: Max Scheder-Bieschin
Title: Chief Financial Officer

CNI Commercial Llc

By:	/s/ David L. Nimmo
Name: David L. Nimmo
Title: Member Representative